FORM 8-A

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Optigenex Inc.
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             (Exact name of registrant as specified in its charter)


            Delaware                                      84-1595734
            --------                                      ----------
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


 750 Lexington Ave., New York, New York                     10022
 --------------------------------------                     -----
(Address of principal executive offices)                 (Zip Code)

Securities to be registered to Section 12(b) of the Act:

Title of each class to be so registered       Name of each exchange on which
                                              each class is to be registered

           None                                      Not Applicable
           ----                                      --------------


      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d),check the following box. [x]

Securities Act registration statement file number to which this form relates:
N/A (if applicable)
---

Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, $0.001 par value per share
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Item 1. Description of Registrant's Securities to be Registered.

      General

      Optigenex Inc., a Delaware corporation (the "Company"), is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share ("Common Stock") and 5,000,000 shares of preferred stock, par value $0.001 ("Preferrred Stock"). The Common Stock is being registered on this Form 8-A.

      Common Stock

      The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be legally declared from time to time by the board of directors. In the event of the Company's liquidation or dissolution, the holders of Common Stock are entitled to receive all assets available for distribution to the stockholders, subject to any preferential rights of the holders of any preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, conversion or redemption rights. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock which the Company's board of directors may designate in the future.

      Relationship to Preferred Stock

      Pursuant to the Company's Certificate of Incorporation, the board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series with such powers, designations, preferences and voting or other special rights as may be determined from time to time by the board of directors. The board of directors may, without approval of the holders of Common Stock, issue preferred stock with dividend, liquidation, conversion, voting or other rights that adversely affect the rights of holders of Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and make it more difficult for a third party to gain control of us, prevent or substantially delay a change of control, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

Item 2. Exhibits.

      1. Certificate of Ownership and Merger of Vibrant Health International Into Optigenex Merger Inc. (1)

      2. Certificate of Incorporation of the Company (formerly known as Optigenex Merger Inc.) (1)

      3.    By-laws of Optigenex Inc. (1)

         Footnotes

      (1) Incorporated by reference to the applicable exhibit filed with the Company's Current Report on Form 8-K, filed on August 12, 2004.

                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 Optigenex Inc.


Date: April 15, 2005                      By: /s/ Richard Serbin
                                              ----------------------------------
                                              Name:  Richard Serbin
                                              Title: Chief Executive Officer and
                                                     President